Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-177264) and related Prospectus of ZaZa Energy Corporation for the registration of 25,325,617 shares of common stock, and to the inclusion therein of our report dated October 11, 2011, with respect to the financial statements of ZaZa Energy, LLC as of December 31, 2010 and 2009, and for the year ended December 31, 2010 and for the period from March 4, 2009 (inception) to December 31, 2009, included in the Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
November 21, 2011